CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) will be effective when signed by both parties (“Effective Date”) and is made by and between Vistagen Therapeutics, Inc., a Nevada corporation, having an address at 343 Allerton Avenue, South San Francisco, CA 94080 (“Vistagen”), and Jerry B. Gin, Ph.D., an independent consultant (“Consultant”). In this Agreement, Vistagen and Dr. Gin are sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS:

Vistagen is a late clinical-stage biopharmaceutical company leveraging a deep understanding of nose-to-brain neurocircuitry to develop and commercialize a broad and diverse pipeline of clinical-stage product candidates from a new class of intranasal therapies called pherines for treating multiple highly prevalent indications, including social anxiety disorder, major depressive disorder, and vasomotor symptoms (hot flashes) associated with menopause.

Consultant is a seasoned pharmaceutical executive who served as a member of Vistagen’s Board of Directors (the “Board”) from March 29, 2016, until his retirement from the Board as of the Effective Date. During his tenure on the Board, Consultant provided Vistagen with important contributions in, among other things, the areas of intranasal drug delivery, intranasal medical device development and associated regulatory approvals.

As a result of Consultant’s service on the Board, Consultant is familiar with Vistagen’s intranasal pherine development plans and programs and, as a result, the parties desire to establish terms for Consultant to continue providing Vistagen with input on such plans and programs following his retirement from Vistagen’s Board.

The parties therefore agree as follows:
1.Services. Consultant shall provide the services described in Exhibit “A” to this Agreement (the “Services”). Consultant shall perform the Services in good faith and with the care reasonably expected for such activities by appropriately experienced professionals in the biopharmaceutical industry.

2.Vistagen Contact Persons. Vistagen’s designated contact persons for Consultant is identified in Exhibit A.

3.Invoicing. Consultant shall keep accurate records of Services provided, hours worked, and authorized expenditures. Invoices shall be submitted monthly by email within ten (10) days after the month’s end, along with customary supporting documentation. Consultant shall submit a final invoice within thirty (30) days after the expiration or termination of this Agreement. Unless Vistagen authorizes later submission in writing, Vistagen has no obligation to pay invoices received later than sixty (60) days after the expiration or termination of this Agreement.

4.Payments. Vistagen shall compensate Consultant for Services as described in Exhibit A. Vistagen shall pay such amounts to Consultant within thirty (30) days after receipt of a written invoice for Services. Disputed amounts may be withheld, and after such dispute is resolved, Vistagen will pay any additional amount determined to be due within thirty (30) days. Consultant must provide Vistagen with a completed Internal Revenue Service Form W-9 before receiving any payment under this Agreement, if not previously provided by Consultant to Vistagen.

5.Work Product, Deliverables, Intellectual Property. All work created under this Agreement (collectively, “Deliverables”) belongs to Vistagen. Consultant shall promptly disclose and hereby assigns to Vistagen, without additional compensation, all rights to and ownership of the Deliverables and any intellectual property rights (“IPR”) related to such Deliverables to the full extent that Consultant has the legal right to make such an assignment. Consistent with the foregoing, Consultant shall sign all papers and take other actions, at Vistagen’s expense and reasonable request, to assign, secure, and enforce rights to such IPR. The foregoing assignment obligations do not apply to any invention developed by Consultant wholly outside of the Services. To the extent that the Deliverables include works of authorship that are protectable by copyright, they will be considered “works made for hire,” as that term is defined in the United States Copyright Act. Vistagen may use the Deliverables for any and all purposes.

6.Confidential Information. All information disclosed by one party (“Discloser”) to the other party (“Recipient”) will be deemed to be “Confidential Information.” Confidential Information may include, without limitation, any discovery, idea, technique, invention, process, formula, design, device, or know-how; any sample, compound, formulation, extract, media, vector, cell line, or prototype; any procedures for producing or using the foregoing; any data or information relating to the foregoing and any past, current and contemplated research and development activities, pre-clinical studies, clinical trials, and the like; any commercial, engineering, manufacturing, marketing, partnering, regulatory, servicing, financing or personnel matter, program or strategy, suppliers, contractors, clients, customers, employees, investors, partners or business opportunities and plans of a party, whether in oral, written, visual, graphic or electronic form. All Confidential Information (including all copies thereof) will always remain the property of Discloser. Confidential Information preferably will be marked as confidential, but any disclosure reasonably understood to be Confidential Information need not be so marked.

7.Standard Exceptions. Confidential Information will not include information that Recipient can demonstrate by competent written proof: (a) is now, or hereafter becomes, generally known or available in the public domain through no act or failure to act by Recipient; (b) is already known by Recipient at the time of receiving such information; (c) is hereafter furnished to Recipient by a third party, as a matter of right and without restriction on its disclosure; (d) is independently developed by Recipient without any use of Confidential Information; or (e) is approved for disclosure in writing by Discloser.

8.Compelled Disclosure. Disclosure of Confidential Information by Recipient is allowed if such disclosure is: (a) made in response to a valid order of a court or other governmental body of the United States, a state or local authority having competent jurisdiction, or (b) otherwise required by law or regulation. In either case, Recipient must first have given reasonable prior notice to Discloser, to the extent legally permissible, and shall have made a reasonable effort, at Discloser’s request and expense, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or requirement made.

9.Limitations on Use. Recipient may use Confidential Information only to the extent required for this Agreement and nothing else. Recipient shall not make copies of the Confidential Information except as needed to provide Services. Recipient shall not disclose Confidential Information to third parties without Discloser’s written consent. When disclosure is authorized, Recipient may disclose Confidential Information of Discloser only to those bound by obligations regarding the use and protection of Confidential Information that are consistent with this Agreement and only as necessary for Consultant to provide Services. Recipient will not take any action to jeopardize, limit, or interfere with the Discloser’s ownership or rights concerning Discloser’s Confidential Information. Recipient shall not file or cause to be filed patent applications relating to Discloser’s Confidential Information, referencing the Discloser’s Confidential Information or on inventions including the Discloser’s Confidential Information without the express written consent of Discloser.

10.Maintenance of Confidentiality. Recipient shall maintain all Confidential Information in trust and strict confidence. Recipient shall take reasonable measures to protect the confidentiality of and avoid the unauthorized disclosure and use of Confidential Information. Recipient shall reproduce Discloser’s proprietary rights notices on any such copies in the same way the original set forth notices. Without limiting the foregoing, Recipient shall take at least those measures used to protect their own proprietary and confidential information. Recipient shall be responsible for any breach of the obligations under this Agreement.

11.Term for Confidentiality Obligations. The obligations regarding the protection and use of Confidential Information will terminate seven (7) years from the expiration or termination of this Agreement.

12.No Warranty for Confidential Information. While a Discloser shall act in good faith by providing Confidential Information that they believe is accurate and adequate to achieve the purposes of this Agreement, ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS.” NEITHER PARTY MAKES ANY EXPRESS, IMPLIED, OR OTHER WARRANTIES, INCLUDING AS TO THE ACCURACY, COMPLETENESS, OR FITNESS OF ANY CONFIDENTIAL INFORMATION DISCLOSED UNDER THIS AGREEMENT.

13.Term and Termination.

(a)This Agreement expires on December 31, 2027 (“Term”), which Term may be extended by mutual written agreement of the parties.

(b)Vistagen may terminate this Agreement for any reason at any time with immediate effect by providing written notice. Consultant may terminate this Agreement for any reason by providing no less than thirty (30) days prior written notice to Vistagen, taking into account Vistagen’s reasonable business needs when determining the effective date of termination.

(c)Either party may terminate this Agreement if the other party commits a material breach of this Agreement that is not remedied within thirty (30) days after receiving written notice of such breach or within such other period as the parties agree is reasonable under the circumstances.

(d)Either party may terminate this Agreement immediately by providing written notice if the other party becomes insolvent or enters into bankruptcy, liquidation, or receivership.

(e)Upon receipt of a termination notice, Consultant shall take prompt and reasonable steps to terminate further activities, minimize close-out costs related to Services, and submit a final invoice.

14.Effects of Termination. When this Agreement ends, Recipient shall promptly return or destroy (as directed by Discloser) all copies of Confidential Information, provide Discloser with all Deliverables, and confirm such actions in writing. However, Recipient may retain copies of Confidential Information as reasonably required to comply with their document retention policies or applicable law or to ensure their compliance with the provisions of this Agreement. In addition, Recipient shall not be obligated to destroy copies of Confidential Information remaining on their standard computer backup system. Any Confidential Information so retained will continue to be subject to the terms of this Agreement.

15.Remedies. Both parties understand and agree that money damages may not be a sufficient remedy for a breach of this Agreement and that the aggrieved party will be entitled to seek specific performance, injunctive relief and other equitable relief as a remedy for any such breach. Such remedy will not be deemed to be the exclusive remedy for a breach of this Agreement but will be in addition to other remedies available at law or in equity.

16.Securities Laws. Vistagen is a publicly traded company. Consultant acknowledges that: (i) trading in securities of Vistagen is subject to applicable securities legislation; (ii) as a result of the disclosure of Confidential Information by Vistagen to Consultant, Consultant may possess material, non-public information (“MNPI”) of Vistagen; and (iii) any trading by Consultant in the securities of Vistagen while in possession of such MNPI may be a violation of applicable securities legislation and is at all times prohibited.

17.Background Technology, No License or Implied Rights. All IPR and materials owned or under either party’s control before the Effective Date or developed wholly outside of this Agreement (“Background Technology”) are and will remain the property of that party. No rights or licenses to copyrights, inventions, know-how, patents, trademarks, or any other IPR are implied or granted under this Agreement, except that Consultant may utilize Vistagen’s Background Technology to provide Services.

18.Representations by Consultant.

(a)Consultant represents that he has and shall maintain all rights, licenses, permits, and consents that may be required to perform the Services, including, as applicable, a business license or business tax registration.

(b)Consultant represents that, to the best of his knowledge and information, any technology, materials, or intellectual property used to provide the Services will not knowingly violate any IPR or other proprietary rights of any third party.

(c)Consultant represents that, during the Term of this Agreement, he will not be a party to any arrangements, contractually or otherwise, that might reasonably be expected to create a conflict of interest or to interfere with or diminish his ability to provide the Services.

(d)Consultant represents that he will utilize appropriate administrative, electronic, physical, and technical safeguards to protect Vistagen’s Confidential Information that are no less rigorous than accepted industry practices.

(e)Each Party represents that, in the performance of their permitted activities under this Agreement, they shall comply with all applicable laws, including those related to anti-corruption, anti-bribery, data privacy, export control, securities laws and regulations, and patient health and privacy information, including the Federal Food, Drug and Cosmetic Act, the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act and regulations promulgated from time to time thereunder, and Title 21 of the Code of Federal Regulations and the standards for conduct of clinical research described in the International Conference on Harmonization Guidelines for Good Clinical Practices.

(f)Consultant represents that he has not been debarred or is under consideration to be debarred under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §335(a) or (b) or any equivalent state or local law or regulation.

19.Notice. All demands and notices under this Agreement, other than routine communications, will be in writing, in each case, to the other Party at their given address. Either Party may give any notice under this Agreement by customary means (including personal delivery, overnight courier, or prepaid, first-class, certified mail), but expressly not by fax or email, and such notice or other communication will be deemed duly given when the Party for whom it is intended receives it. Any Party may change the address to deliver notices and other communications.

If to Vistagen, such demand or notice shall be marked “Attention: Reid Adler, JD, Chief Legal Officer,” A mandatory copy shall be emailed to notice@vistagen.com, which shall not constitute notice under this section.

20.Dispute Resolution. The parties shall first attempt to resolve any dispute by a good faith meeting between the signatories or their designated representatives. After that, the parties may, at their sole discretion, utilize any other available mechanism, including litigation.

21.LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OR ANY LOSS OF REVENUE OR PROFITS ARISING OUT OF THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF OR IS AWARE THAT SUCH DAMAGES HAVE BEEN OR MAY BE INCURRED.

22.Survival. The provisions of this Agreement that expressly or by reasonable implication are intended to come into force or survive termination or expiration of this Agreement will survive to achieve the purposes of this Agreement, including the provisions regarding confidentiality, limitation of liability, and indemnification.

23.Independent Contractors.

(a)The relationship between the parties will be that of independent contractors. Consultant will be free from Vistagen’s control and direction in connection with the performance of the Services. Consistent with the nature of the Services, Consultant shall set his hours and location of work. Neither party shall have the authority to act as the other party’s agent or to supervise the other party’s employees. Vistagen will not withhold taxes or provide any benefits to Consultant, such as time off, holidays, or other employee benefits.

(b)Consultant and Vistagen agree that Consultant shall be responsible for independently obtaining all medical, dental, health, injury, travel delay, and other personal insurance coverage. Consultant agrees to the requirements and limitations of these insurances and acknowledges their agreement by signing this Agreement below.

(c)Subject to the terms of this Agreement, Consultant shall be free to enter into similar consulting arrangements with third parties without the need for approval from Vistagen.

24.Miscellaneous.

(a)The parties warrant that they have the authority to enter into this Agreement, to provide any Confidential Information that will be disclosed to the other party and that the terms of this Agreement will not cause a breach of any other contract to which such party is bound.

(b)The parties acknowledge that either party may now, or in the future, evaluate or do business with competitors or potential competitors of the other party. Subject to their obligations under this Agreement, neither the execution of this Agreement, the disclosure or receipt of Confidential Information, nor the term of this Agreement shall in any way restrict or preclude such activities.

(c)Neither party shall use the other party’s name, logo, trademark, or likeness in any public disclosures in any manner that would imply endorsement. Vistagen may identify Consultant and describe this Agreement in non-public communications with its agents or analysts or actual or potential partners, investors, sites, or investigators who reasonably need such information. Either party may disclose this Agreement as required by law.

(d)Neither this Agreement nor any rights or obligations under this Agreement are assignable by either party without the prior written approval of the other party, except that Vistagen may assign this Agreement to an affiliate without such consent, and Vistagen may assign this Agreement without such consent in the context of a sale or transfer of all or substantially all of its assets that relate to this Agreement.

(e)This Agreement will be governed by the laws of the State of California as applied to disputes involving parties located entirely within the State and without giving effect to its choice of law provisions. Any claim or controversy arising out of or related to this Agreement will be submitted to a court of competent jurisdiction in California, and each Party hereby consents to the jurisdiction of such court. Prior to initiating any litigation, the Parties agree to attempt to resolve any such claim or controversy through good faith discussions. To the extent permissible by law, the Parties agree to participate in hearings, depositions, and other proceedings remotely or virtually to minimize costs and burdens.

(f)This Agreement constitutes the parties' final, complete, and exclusive agreement and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement, including Exhibit A, may not be changed, modified, amended, or supplemented except by the written consent of both parties. This Agreement will control in case of any conflict with Exhibit A unless the latter explicitly states that it will supersede this Agreement.

(g)Section headings are included for convenience only and will not be deemed part of this Agreement. However, the Recitals above are true and correct and are incorporated by reference.

(h)This Agreement has been negotiated by the parties and shall be interpreted reasonably per its terms and without any construction in favor of or against either party. This Agreement has been prepared in English, which will control its interpretation.

(i)Any failure to enforce any provision of this Agreement will not constitute a waiver thereof or any other provision, nor will any single or partial exercise preclude any other or further exercise thereof or the exercise of any other right, power, or privilege under this Agreement. To be effective, any such waiver must be in writing and signed by the party against whom the waiver is sought to be enforced.

(j)If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any of its remaining provisions. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the parties when entering into this Agreement may be realized.

(k)Neither party shall be deemed to have defaulted under or to be in breach of this Agreement for failure or delay in fulfilling material obligations when such failure or delay is directly caused by an event outside of their reasonable control, including war, acts of war, insurrections, acts of terrorism, epidemics or pandemics, or acts of God (a “Force Majeure Event”). Each party shall inform the other promptly and in writing of any such Force Majeure Event, and the parties shall discuss the situation and, acting in good faith, agree on the appropriate course of action under the circumstances. Absent such good faith agreement, either party may terminate this Agreement.

(l)For the convenience of the parties, this Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same instrument. This Agreement may be executed in PDF form or by other electronically transmitted signatures, such as DocuSign, and these signatures will be deemed binding on each party as if they were the original signatures.

(m)There are no third-party beneficiaries of this Agreement.

(n) Vistagen believes that the people on our team, including consultants, contractors, and various service providers, are one of our greatest assets. We prioritize diversity and inclusion because they are vital to unlocking the potential of our people and building a successful business. We encourage our consultants to join us in making this a priority for themselves.

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Each party is signing this Agreement on the date stated below with the party’s authorized signature.

VISTAGEN THERAPEUTICS, INC. By: /s/ Shawn K. Singh Name: Shawn K. Singh, JD Title: President and Chief Executive Officer Date: September 9, 2025	By: /s/ Jerry Gin Name: Jerry Gin, Ph.D. Date: September 9, 2025

EXHIBIT A
TO CONSULTING SERVICES AGREEMENT

(A) Services Description:

Consultant agrees to provide these Services as requested:
Advise Vistagen on certain matters related to intranasal drug delivery, intranasal medical device development, and associated regulatory approvals, particularly as it relates to Vistagen’s intranasal pherine drug and nasal spray device and associated development plans, generally, and Vistagen’s PACE program, specifically.
(B) Compensation:

Vistagen agrees to compensate Consultant for requested Services by check or ACH to a U.S. bank account. Consultant shall submit invoices via email to accounting@vistagen.com.

The hourly rate is $350/hour, and the parties estimate about 5 to 10 hours per month of services to be provided. Vistagen's written approval in advance is required for actual hours worked exceeding 10 hours per month.

Vistagen shall reimburse reasonable expenses at cost. Substantial expenses not in the usual course of business, such as airfare and hotel accommodations, must be pre-approved by Vistagen in writing.

(C) Vistagen Contact Persons and email:

Name: Louis Monti, MD, PhD, SVP Translational Medicine, and Reid Adler, JD, CLO.

Email: lmonti@vistagen.com and radler@vistagen.com.